NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS

ADMINISTRATION AGREEMENT

SCHEDULE A

The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman International Large Cap Fund

Neuberger Berman Large Cap Value Fund
Neuberger Berman Research Opportunities Fund

Neuberger Berman Small and Mid Cap Growth Fund

Date: June 12, 2009

NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Trust Class Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Trust Class of each Series;

(2)

For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.34% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

(3)

Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: May 4, 2009